                                                                    EXHIBIT 99.1



News Release                                                  [CCA LOGO]



Contact: Karin Demler: (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                      ANNOUNCES 2004 FIRST QUARTER RESULTS

            REVENUES FOR FIRST QUARTER INCREASE 11% TO $278.8 MILLION

                AVERAGE COMPENSATED OCCUPANCY INCREASES TO 95.6%

NASHVILLE, Tenn. - May 5, 2004 - Corrections Corporation of America (NYSE: CXW) (the "Company") today announced its operating results for the three month period ended March 31, 2004.

FINANCIAL HIGHLIGHTS

FIRST QUARTER OF 2004 COMPARED WITH FIRST QUARTER OF 2003

For the first quarter of 2004, the Company reported net income available to common stockholders of $14.4 million, or $0.37 per diluted share, compared with $17.4 million, or $0.56 per diluted share, for the first quarter of 2003. In accordance with generally accepted accounting principles ("GAAP"), results for the first quarter of 2003 do not include a provision for income taxes due to the application of a valuation allowance applied to deferred tax assets, which was substantially reversed at December 31, 2003. The Company estimates that net income available to common stockholders for the first quarter of 2003, adjusted for an income tax provision using an estimated combined federal and state effective tax rate of 40% (the rate currently being utilized for 2004) would have been $8.2 million, or $0.26 per diluted share. The first quarter earnings per diluted share for 2004 represents a 42% increase over estimated first quarter 2003 earnings per diluted share on an as-taxed basis. Please refer to the Illustration of Net Income Assuming a Tax Provision for the first quarter of 2003 and related information following the financial statements herein. The financial results for the first quarter of 2004 reflect savings in interest and preferred stock distributions resulting from the refinancing and recapitalization transactions completed during the second and third quarters of 2003.

Operating income for the three months ended March 31, 2004, was $42.5 million compared with $42.3 million for the same period in the prior year. EBITDA adjusted for special items ("Adjusted EBITDA")(1) for the first quarter of 2004 was $55.3 million, compared with $55.1 million for the first quarter of 2003. Our financial results for the first quarter of 2004 include approximately $1.7 million of operating expenses incurred in connection with start-up activities and for staffing expenses in preparation for the arrival of new inmates at the Delta Correctional Facility and our Northeast Ohio Correctional Center. Although we have begun receiving inmates at these facilities, we currently do not expect these facilities to become profitable until late in the second quarter or third quarter of 2004.

Adjusted free cash flow(1) decreased slightly to $27.1 million during the three month period ended March 31, 2004, compared with $30.5 million generated during the same period in 2003. Adjusted free cash flow for the first quarter of 2004 was negatively impacted by an increase of $6.3 million in cash used for investments in technology and facility improvements compared with the same period in the prior year. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.


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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 2

REDEMPTION OF SERIES A PREFERRED STOCK

Utilizing cash on hand, on March 19, 2004, the Company redeemed the remaining 300,000 shares of its outstanding 8.0% Series A Cumulative Preferred Stock at the stated value of $25.00 per share plus accrued dividends. The Company intends to redeem the remaining 962,000 shares of its outstanding 12.0% Series B Cumulative Preferred Stock during the second quarter of 2004, at the stated value of $24.46 per share plus accrued dividends, again using cash on hand. Following the redemption of the Series B Cumulative Preferred Stock, the Company will have extinguished all of its preferred stock issuances.

OPERATIONS HIGHLIGHTS

For the three months ended March 31, 2004 and 2003, key operating statistics for the continuing operations of the Company were as follows:


                                                            THREE MONTHS ENDED MARCH 31,
             Metric                                         2004                    2003
                                                       -------------           -------------
Average Available Beds                                        64,211                  58,505
Average Compensated Occupancy                                   95.6%                   91.6%
Total Compensated Man-Days                                 5,586,471               4,823,163

Revenue per Compensated Man-Day                        $       48.82           $       50.78
Operating Expense per Compensated Man-Day:
   Fixed                                                       27.67                   27.91
   Variable                                                     9.16                    9.59
                                                       -------------           -------------
   Total                                                       36.83                   37.50
                                                       -------------           -------------

Operating Margin per Compensated Man-Day               $       11.99           $       13.28
                                                       =============           =============

Operating Margin                                               24.6%                   26.2%

Operating margin per compensated man-day decreased to $11.99 in the three months ended March 31, 2004, from $13.28 per compensated man-day in the prior year period, resulting in a decline in the operating margin percentage to 24.6% compared with 26.2% in the first quarter of 2003. As expected, the decrease in margins was substantially due to an increase in the Company's managed-only business resulting from the award for 6,314 incremental beds by the Texas Department of Criminal Justice, as well as the aforementioned start-up expenses incurred at the Delta Correctional Facility and the Company's Northeast Ohio Correctional Center. Operating margins for managed-only facilities averaged 16.5% during the first quarter of 2004, compared with 28.1% for owned and managed facilities. In addition, operating margins during the first quarter of 2003 included the benefit of a take-or-pay contract at the Company's McRae Correctional Facility, which guaranteed the Company revenue based on a 95% occupancy rate despite an average occupancy during the ramp-up period in the first quarter of 2003 of 29%.

Total revenue for the first quarter of 2004 increased 11.4% to $278.8 million from $250.3 million during the first quarter of 2003, as total compensated man-days increased to 5.6 million from 4.8 million. Average compensated occupancy for the quarter increased to 95.6% from 91.6% in the first quarter of 2003. Revenue per compensated man-day decreased from $50.78 in the first quarter of 2003 to $48.82 during the current quarter reflecting the effects of the aforementioned Texas contract award and the recently terminated Alabama contract at the Company's Tallahatchie Correctional Facility.


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 3



Fixed operating expenses per compensated man-day decreased due to leveraging fixed costs over a larger inmate population during the first quarter of 2004 compared with the first quarter of 2003. Variable operating expenses per compensated man-day also decreased primarily as a result of lower inmate medical expenses. The reduction in inmate medical was primarily the result of lower medical requirements on the new Texas contracts, combined with decreased reliance on outsourced nursing, and efficiencies generated in pharmaceutical supplies and medical services.

BUSINESS DEVELOPMENT HIGHLIGHTS

On March 4, 2004, the Company announced that it entered into an agreement with the State of Arizona to manage up to 1,200 Arizona inmates at the Company's 2,160-bed Diamondback Correctional Facility located in Watonga, Oklahoma. The agreement represents the first time the State has partnered with the Company to provide residential services to its inmates. The initial contract term ends June 30, 2004, corresponding with Arizona's fiscal year, with three (3) one-year renewal options. As of April 30, 2004, the facility housed 1,200 inmates from the State of Arizona.

On March 23, 2004, the Company announced it entered into a contractual agreement with Mississippi's Delta Correctional Authority to resume operations of the state-owned Delta Correctional Facility located in Greenwood, Mississippi. Under the new contract, the Company is expected to manage an estimated 950 inmates from the State of Mississippi. The contract term is one (1) year, with two (2) one-year renewal options. The Company formerly managed the 1,016-bed medium security correctional facility for the Delta Correctional Authority since its opening in 1996, until the State closed the facility in 2002, due to excess capacity in the State's corrections system. The facility began receiving inmates from the State of Mississippi on April 1, 2004.

On April 7, 2004, the Company also announced that it resumed operations at its Northeast Ohio Correctional Center. The Company expects to initially manage an estimated population of 300 U.S. Marshals' federal prisoners from northeastern United States federal court districts that are experiencing a lack of detention space and/or high detention costs. The Company began receiving inmates at this facility on April 6, 2004.

Commenting on the Company's results, John Ferguson, President and CEO stated, "The Company registered another solid quarter, very much in line with our expectations. We successfully integrated our new Texas contracts, received a new award from the state of Arizona and, after several years of hard work, reopened our Northeast Ohio facility in Youngstown, Ohio." Ferguson continued, "Business fundamentals for our company remain very positive. The scarcity of prison beds nationwide continues to make our available beds more valuable. We continue working on a number of proposal requests which could meaningfully add to our earnings growth going forward."

GUIDANCE

The Company expects fully-diluted earnings per share ("EPS") for the second quarter of 2004 to be in the range of $0.35 to $0.37. Expectations for full-year EPS in the range of $1.52 to $1.58, remains unchanged from prior guidance. As previously conveyed, the guidance includes a provision for income taxes. During 2004, the Company expects to invest approximately $130.9 million in capital expenditures consisting of approximately $81.0 million in previously announced prison construction and expansions, $30.0 million in maintenance capital expenditures and approximately $19.9 million in information technology.


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 4



SUPPLEMENTAL FINANCIAL INFORMATION

The Company has made available on its website supplemental financial information and other data for the three months ended March 31, 2004. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under the Financial Information of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Daylight Time (3:00 p.m. Eastern Daylight Time) today to discuss its first quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 4:00 p.m. Central Daylight Time through 11:59 p.m. Central Daylight Time on May 12, 2004 by dialing 1-800-405-2236, pass code 577489.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. The Company currently operates 65 facilities, including 38 company-owned facilities, with a total design capacity of approximately 66,000 beds in 20 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities; (iii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (iv) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 5



The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 6


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      MARCH 31,           December 31,
                                      ASSETS                                             2004                 2003
                                                                                     -----------           -----------

Cash and cash equivalents                                                            $    88,451           $    84,231
Restricted cash                                                                           12,849                12,823
Accounts receivable, net of allowance of $2,103 and $1,999, respectively                 151,976               136,465
Deferred tax assets                                                                       47,442                50,473
Prepaid expenses and other current assets                                                  6,502                 8,028
Current assets of discontinued operations                                                  1,158                 1,158
                                                                                     -----------           -----------
         Total current assets                                                            308,378               293,178

Property and equipment, net                                                            1,604,024             1,586,979

Investment in direct financing lease                                                      17,591                17,751
Goodwill                                                                                  15,563                15,563
Deferred tax assets                                                                           --                 6,739
Other assets                                                                              32,646                38,818
                                                                                     -----------           -----------

         Total assets                                                                $ 1,978,202           $ 1,959,028
                                                                                     ===========           ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                                                $   167,407           $   156,806
Income tax payable                                                                           541                   913
Current portion of long-term debt                                                          1,837                 1,146
Current liabilities of discontinued operations                                               761                   761
                                                                                     -----------           -----------
   Total current liabilities                                                             170,546               159,626

Long-term debt, net of current portion                                                 1,001,482             1,002,282
Deferred tax liabilities                                                                     353                    --
Other liabilities                                                                         21,898                21,655
                                                                                     -----------           -----------

         Total liabilities                                                             1,194,279             1,183,563
                                                                                     -----------           -----------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
   Series A - stated at liquidation preference of $25.00 per share                            --                 7,500
   Series B - stated at liquidation preference of $24.46 per share                        23,528                23,528
Common stock - $0.01 par value; 80,000 shares authorized; 35,139 and 35,020 shares issued and outstanding at March 31, 2004 and December 31, 2003,
respectively                                                                                 351                   350
Additional paid-in capital                                                             1,444,240             1,441,742
Deferred compensation                                                                     (2,720)               (1,479)
 Retained deficit                                                                       (681,220)             (695,590)
Accumulated other comprehensive loss                                                        (256)                 (586)
                                                                                     -----------           -----------
                                                                                                           -----------
         Total stockholders' equity                                                      783,923               775,465
                                                                                     -----------           -----------

         Total liabilities and stockholders' equity                                  $ 1,978,202           $ 1,959,028
                                                                                     ===========           ===========


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 7


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                          FOR THE THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                        -----------------------------
                                                                                           2004                2003
                                                                                        ---------           ---------
REVENUE:
   Management and other                                                                 $ 277,830           $ 249,381
   Rental                                                                                     948                 923
                                                                                        ---------           ---------
                                                                                          278,778             250,304
                                                                                        ---------           ---------

EXPENSES:
   Operating                                                                              212,484             185,507
   General and administrative                                                              10,969               9,537
   Depreciation and amortization                                                           12,870              12,913
                                                                                        ---------           ---------
                                                                                          236,323             207,957
                                                                                        ---------           ---------

OPERATING INCOME                                                                           42,455              42,347
                                                                                        ---------           ---------

OTHER (INCOME) EXPENSE:
   Equity in loss of joint venture                                                            150                  90
   Interest expense, net                                                                   17,641              17,722
   Expenses associated with debt refinancing and recapitalization transactions                 25                  --
   (Gain) loss on disposal of assets                                                           42                 (16)
   Unrealized foreign currency transaction (gain) loss                                       (146)                127
                                                                                        ---------           ---------
                                                                                           17,712              17,923
                                                                                        ---------           ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                                      24,743              24,424

   Income tax benefit (expense)                                                            (9,897)                170
                                                                                        ---------           ---------

INCOME FROM CONTINUING OPERATIONS                                                          14,846              24,594

   Income (loss) from discontinued operations, net of taxes                                   338              (1,692)
                                                                                        ---------           ---------

NET INCOME                                                                                 15,184              22,902

   Distributions to preferred stockholders                                                   (814)             (5,480)
                                                                                        ---------           ---------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                             $  14,370           $  17,422
                                                                                        =========           =========


BASIC EARNINGS (LOSS) PER SHARE:
   Income from continuing operations                                                    $    0.40           $    0.69
   Income (loss) from discontinued operations, net of taxes                                  0.01               (0.06)
                                                                                        ---------           ---------
     Net income available to common stockholders                                        $    0.41           $    0.63
                                                                                        =========           =========

DILUTED EARNINGS (LOSS) PER SHARE:
   Income from continuing operations                                                    $    0.36           $    0.61
   Income (loss) from discontinued operations, net of taxes                                  0.01               (0.05)
                                                                                        ---------           ---------
     Net income available to common stockholders                                        $    0.37           $    0.56
                                                                                        =========           =========

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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 8



               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                CALCULATION OF ADJUSTED FREE CASH FLOW AND EBITDA
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                                                                ------------------------------------
                                                                                     2004                   2003
                                                                                 ------------          -----------
Pre-tax income available to common stockholders                                      $ 24,267          $    17,252
Expenses associated with debt refinancing and recapitalization transactions                25                   --
Income taxes paid                                                                        (385)                  (6)
Depreciation and amortization                                                          12,870               12,913
Depreciation and amortization for discontinued operations                                  --                1,074
Income tax expense for discontinued operations                                            226                   --
Amortization of debt costs and other non-cash interest                                  1,876                1,387
Series B preferred stock dividends satisfied with series B preferred
 stock and non-recurring tender premium                                                    --                3,330
Maintenance and technology capital expenditures                                       (11,821)              (5,482)
                                                                                 ------------           ----------
ADJUSTED FREE CASH FLOW                                                          $     27,058           $   30,468
                                                                                 ============           ==========


                                                                                  FOR THE THREE MONTHS ENDED MARCH 31,
                                                                                --------------------------------------
                                                                                     2004                     2003
                                                                                --------------           -------------
Net income                                                                      $       15,184           $      22,902
Interest expense, net                                                                   17,641                  17,722
Depreciation and amortization                                                           12,870                  12,913
Income tax (benefit) expense                                                             9,897                    (170)
(Income) loss from discontinued operations, net of taxes                                  (338)                  1,692
                                                                                --------------           -------------

EBITDA                                                                                  55,254                  55,059

Expenses associated with debt refinancing and recapitalization transactions                 25                       -
                                                                                --------------           -------------

ADJUSTED EBITDA                                                                 $       55,279           $      55,059
                                                                                ==============           =============

Note 1: Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that Adjusted EBITDA and Adjusted free cash flow are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (Adjusted EBITDA). Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's correctional facilities because it does not take into account depreciation and amortization or the impact of the Company's financing strategies or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EBITDA and Adjusted free cash flow differently than the Company does, and therefore comparability may be limited. Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.


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

                                                  CCA 2004 First Quarter Results
                                                                     May 5, 2004
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES ILLUSTRATION OF NET INCOME ASSUMING A TAX PROVISION
           (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      FOR THE THREE MONTHS ENDED
                                                            MARCH 31, 2003
                                                      --------------------------

  Pre-tax income, as reported                                 $ 22,732
  Income tax adjustment                                         (9,093)
                                                              --------
  Net income, assuming a tax provision                          13,639
  Preferred stock distributions, as reported                    (5,480)
                                                              --------
  Net income available to common stockholders,
   assuming a tax provision                                   $  8,159
                                                              ========

  Per diluted share                                           $   0.26
                                                              ========



Note 2: Throughout 2003, the Company did not recognize an income tax provision because it had not consistently demonstrated an ability to utilize its tax net operating losses within the carryforward period and therefore, applied a valuation allowance to reserve substantially all of its deferred tax assets. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, the valuation allowance applied to such deferred tax assets was reversed and, beginning with the first quarter of 2004, the Company began providing for an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates, which the Company currently estimates to be 40% using current tax rates.

Net income available to common stockholders and earnings per diluted share for the first quarter of 2003, adjusted for a tax provision, have been presented for illustrative purposes because the Company believes such amounts are important measures that supplement discussion and analysis of the Company's results of operations, particularly when comparing results of operations during 2003 to results of operations in 2004, because the results of operations in 2004 include an income tax provision and the results of operations for 2003 did not. The income tax adjustment was computed by applying the 40% effective tax rate currently estimated for 2004 to pre-tax net income. The income tax adjustment is not intended to represent the adjustment to the historical income taxes that would have resulted using the effective tax rate the Company actually experienced during the periods presented, and is not necessarily what the actual effective tax rate will be for 2004. Effective tax rates are dependent on many factors, some of which are beyond the Company's control.


                                       ###